Exhibit 99.1

Avatech Solutions Reports Third Consecutive Quarter of Profitability and Net Income of $1.0
Million
—
Earnings Per Fully Diluted Share Increased to $0.12 for the Nine Months Ended March 31, 2008

Third quarter service revenue increases 11% year-over-year to $3.1 million

BALTIMORE – May 14, 2008 – Avatech Solutions, Inc. (OTCBB: AVSO), the nationwide technology experts for design, engineering, and facilities management, today announced financial results for its fiscal third quarter and nine months ended March 31, 2008.

For the third quarter of fiscal 2008, the Company reported revenues of $12.8 million, compared to $14.6 million in the prior-year quarter. Revenue included $770,000 in commission from the Company’s largest single software sale to date. Selling, general & administrative (SG&A) expenses were approximately $4.7 million, or 37% of sales, compared to $6.4 million, or 44% of sales, in the prior year quarter. As a percentage of sales, SG&A expense remained in line with the previous two quarters of fiscal 2008. Operating income was $1.3 million, compared to a loss of $111,000 for the prior year quarter. For the three months ended March 31, 2008, the Company reported net income of $1.0 million, or $0.05 per fully diluted share, compared to a net loss of $200,000, or $(0.02) per fully diluted share, in the same period in the prior year.

For the nine months ended March 31, 2008, the Company reported revenues of $38.1 million, compared to $39.0 million in the prior-year period. During the period, Avatech increased Service revenue by 11% to $8.6 million as a result of the Company’s focus on growing this important business group. SG&A expense was $14.1 million, or 37% of sales, compared to $17.0 million, or 44% of sales, in the prior year period. For the nine months ended March 31, 2008, operating income was $3.1 million, compared to $668,000 for the prior year period and net income for the period was $2.3 million, or $0.12 per fully diluted share, compared to $0.3 million, or $0.00 per fully diluted share, for the same period in the prior fiscal year.

George Davis, President and Chief Executive Officer of Avatech Solutions, said, “We are pleased with our net income and services revenue for the quarter and continue to concentrate on growing these areas. At the beginning of the year we stated that this would be a year of restructuring and focus, with an emphasis on profitability, and we are delivering to that end. Although we are disappointed with our top-line revenue results, and particularly our software product sales, we recognize that a combination of regional economic factors, workforce attrition and transition and vendor programs all contributed to the product sale shortfall. We have remained steadfast in containing expenses and improving margins, which are reflected in our performance during the quarter.”

“For the year-to-date, we grew our Service revenue by 11% in 2008 over last year. This growth reflects our emphasis on improved utilization of our experienced engineers and their enhanced productivity. This is a core focus for growing our business, as it strengthens our relationships with customers by weaving our offerings deeper into their business and allows for greater interaction.”

“Looking ahead, we anticipate continued profitability in the fourth quarter, and are focusing on returning to revenue growth, while delivering consistent net income in fiscal 2009. As of March 31, 2008, our balance sheet remains strong with $4.1 million in cash, no long-term debt and an untapped credit facility of $5 million. We believe this strategically positions us with the ability to complete accretive transactions that will strengthen our services businesses and enter new geographic markets. Currently, we are exploring potential targets that are profitable, possess total annual revenue between $5 and $15 million and have established capabilities,” concluded Davis.

Conference Call Information

Avatech Solutions will hold a conference call to discuss its fiscal third quarter results at 11:00 a.m. ET on May 14, 2008. The dial-in number for the conference call is (888) 713-4211 (Domestic) or 617.213.4864 (International), and enter the passcode (88758159). A replay of the call will also be available through May 21, 2008 and can be accessed by dialing (888) 286-8010 (Domestic) or (617) 801-6888 (International), and enter the passcode (50782613).

A live webcast of the call will be broadcast in the Investor Relations section of the Company’s website, http://www.avatech.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site for a limited time.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO) is America’s leading professional services company for design and engineering technologies. Avatech advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Avatech to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, Avatech designs systems that accelerate innovation while improving quality and profitability. For more information please visit www.avatech.com.

Forward-looking Statement
This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations
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